                             PNI TECHNOLOGIES, INC.


                                                                    EXHIBIT 10.4


                              FORBEARANCE AGREEMENT

         THIS FORBEARANCE AGREEMENT ("Agreement") is made as of the 17th day of May, 2001, (the "Effective Date") among PNI Systems, LLC, a Georgia limited liability company (the "Company"), PNI Technologies, Inc., formerly known as Preferred Networks, Inc., a Georgia corporation (the "Parent"), each of the undersigned "Guarantors" and Bank of America, N.A., (the "Bank").


                                R E C I T A L S:

A. The Parent and the Company (hereinafter sometimes collectively referred to as "Borrowers") and the Bank entered into that certain Credit Agreement dated as of August 8, 1996 as amended by Amendments dated December 20, 1996, March 12, 1997, April 11, 1997, March 19, 1998 and November 12, 1998, an Agreement concerning Amendment to Credit Agreement dated May 27, 1999 and a Second Agreement concerning Amendment to Credit Agreement dated December 9, 1999 (as so amended the "Credit Agreement").

B. The indebtedness and obligations of the Borrowers under and related to the Credit Agreement (collectively the "Indebtedness") are secured by, among other things, assets of each of the Guarantors.

C. The Indebtedness has matured because the Termination Date was March 31, 2001 under the Credit Agreement, and certain Events of Default have occurred and are continuing under the Credit Agreement.

D. Borrowers and the Guarantors have requested that the Bank forbear from exercising its rights and remedies under the Credit Agreement and the other documents evidencing and securing the Indebtedness (collectively the "Loan Documents") for a period of time specified herein in reliance upon the covenants, representations and warranties of the Borrowers and Guarantors herein and for other consideration.

E. Any capitalized term used herein and not herein defined shall have the meaning set forth in the Credit Agreement.

                               A G R E E M E N T:

         For and in consideration of the mutual covenants herein, Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers, Guarantors and Bank agree as follows:

         1. Recitals. The foregoing recitals are confirmed by the parties as true and correct and are incorporated herein by reference. The recitals are a substantive, contractual part of this Agreement.

                             PNI TECHNOLOGIES, INC.


         2. No Waiver. The execution, delivery and performance of this Agreement by Bank and the acceptance by Bank of performance of Borrowers and Guarantors hereunder (a) shall not constitute a waiver or release by Bank of any default that may now or hereafter exist under the Loan Documents, (b) shall not constitute a novation of the Loan Documents and (c) except as expressly provided in this Agreement, shall be without prejudice to, and is not a waiver or release of, Bank's rights at any time in the future to exercise any and all rights conferred upon Bank by the Loan Documents or otherwise at law or in equity, including but not limited to the right to institute collection or arbitration proceedings against Borrowers and/or Guarantors and/or to exercise any right against any other person or entity not a party to this Agreement.

         3. Forbearance. So long as this Agreement is not terminated earlier as provided herein, Bank agrees not to foreclose or attempt to foreclose upon any collateral securing the Indebtedness, institute suit or arbitration proceedings for collection of the Indebtedness against Borrowers, or exercise any other remedies available to it under the Loan Documents or the Credit Agreement or under applicable law from the Effective Date until October 15, 2001 or the time in which this Agreement is terminated pursuant to paragraph 7 below (collectively the "Termination Date"). The period of time from the Effective Date through the Termination Date shall be referred to as the "Forbearance Period". If all amounts due and owing under the Loan Documents are not paid in full on or before the Termination Date or the earlier termination of this Agreement, then Bank may seek to foreclose upon any collateral securing the Indebtedness and to exercise any other remedies to which Bank may be entitled under the Loan Documents or applicable law to collect amounts due under the Loan Documents. Borrowers and Guarantors agree that neither Borrowers nor Guarantors will, during the Forbearance Period, initiate any action of any kind against Bank with respect to the Loan Documents, exercise any remedy available under the Loan Documents or otherwise, or make any type of demand upon Bank with respect to the Indebtedness.

         4. Payments. On or before June 15, 2001 (the "Prepayment Date"), Borrowers shall pay to Bank the sum of $500,000 as a principal reduction ("Principal Reduction") and all of Bank's fees and expenses in any way relating to the Agreement. Upon payment of the Principal Reduction, the principal balance of the Indebtedness outstanding shall be $1,389,000. Borrower agrees to pay Lender an Exit Fee of $100,000 in lieu of the Exit Fee set forth at paragraph 2.8(f) of the Credit Agreement upon payment in full of the Parent Note, but Lender will waive $75,000 of said fee and reduce the Exit Fee to $25,000 if the Parent Note is paid in full prior to the Termination Date. If the Parent Note is not paid in full prior to the Termination Date, the Exit Fee, at the Bank's option, may be added as principal to the Parent Note and the terms of its repayment will be governed thereunder.

         From the Prepayment Date and throughout the balance of the Forbearance Period, interest will continue to accrue and be computed on the principal balance of the Indebtedness at the non-default rate set forth in the Credit Agreement, but Borrowers shall not be required to pay such interest monthly unless said interest is more than one hundred twenty days past due, at which point Borrowers shall pay such interest sufficient to ensure that Borrowers are no more than ninety days past due, it being the intent of the parties that the first installment of interest


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                             PNI TECHNOLOGIES, INC.


due hereunder shall be paid on or before July 1, 2001 with monthly payments of interest thereafter due on or before the first day of each month thereafter until the Termination Date. On the Termination Date, all outstanding principal, accrued interest, fees due under the Loan Documents and all expenses and late fees owed shall be due and payable in full plus, thereafter. interest shall accrue at the default rate of interest as defined in the Loan Documents. ALL PAYMENTS DUE HEREUNDER ARE TO BE DELIVERED TO BANK BY WIRE TRANSFER PURSUANT TO WIRE INSTRUCTIONS PROVIDED TO BORROWERS BY BANK OR IN THE ALTERNATIVE VIA OVERNIGHT EXPRESS OR WIRE TRANSFER TO THE NOTICE ADDRESS SET FORTH IN THIS AGREEMENT AND MUST BE RECEIVED BY THE DUE DATE OF SAID PAYMENT. TIME IS OF THE ESSENCE.

         5. Termination of Revolving Credit. From and after the Effective Date, Borrowers shall have no further right to borrow and Bank shall have no further obligation to lend any additional amounts pursuant to the Credit Agreement. Any provisions in the Credit Agreement or the other Loan Documents allowing Borrowers to borrow, re-pay and re-borrow funds are hereby terminated and of no further force and effect. Any commitment of the Bank to lend money to Borrowers is hereby terminated.

         6. Borrowing Base Certificate. Borrower shall deliver to Bank by the 10th day of each month during the Forbearance Period, a borrowing base certificate ("Borrowing Base Certificate") in the form utilized in the Credit Agreement, except as modified by this paragraph. During the Forbearance Period and for purposes of preparing the foregoing Borrowing Base Certificate, the term "Borrowing Base" shall mean at any time an amount equal to the sum of:

                  (a)      95% of the face value of the Eligible Receivables of
                           the Parent due and owing at such time, plus
                  (b)      95% of the face value of the Eligible Receivables of
                           the Company and other Subsidiaries of the Parent due and owing at such time, plus
                  (c)      the lesser of

                           (i)      the sum of

                                    (1)      90% of the lesser of cost (computed
                                             on a first-in first-out basis) and
                                             fair market value of Eligible
                                             Inventory of the Parent at such
                                             time, plus
                                    (2)      90% of the lesser of cost (computed
                                             on a first-in first-out basis) and
                                             fair market value of Eligible
                                             Inventory of the Company at such
                                             time, and

                           (ii)     $750,000.

Although Borrowers shall be required to deliver the Borrowing Base Certificate to Bank monthly, except for the Principal Reduction required in paragraph 4 hereinabove, no principal prepayment or pay-down (as otherwise required in section 2.11 of the Credit Agreement) shall be required to be made by Borrowers during the Forbearance Period even if the Borrowing Base requirements have not been met and such failure would otherwise trigger a prepayment or pay-down obligation under the Credit Agreement.

7. Termination of this Agreement. This Agreement will terminate on the Termination Date, unless terminated earlier by Bank, at Bank's sole option, upon the occurrence of any of the following (the termination of this Agreement pursuant to this paragraph shall be a "Termination Event"):

         a. Either Borrower and/or any Guarantor files a (i) petition for bankruptcy under any chapter of the Federal Bankruptcy Code or takes advantage of any other debtor relief law, or (ii) an involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code is filed against either Borrower and/or any Guarantor and is not


                                       3
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                             PNI TECHNOLOGIES, INC.


dismissed for a period of 60 or more days, or (iii) any other judicial action is taken with respect to either Borrower and/or any Guarantor by any creditor;

         b. An Event of Default occurs under the Loan Documents or Credit Agreement, except those as modified herein, or in paragraphs 8.1 and 8.2 and 2.8(f) of the Credit Agreement, on or after the Effective Date; or

         c. Borrowers or Guarantors breach or default in performance of any covenant or agreement contained in this Agreement.

Upon the earlier to occur of the Termination Date or a Termination Event, the Indebtedness shall be and become immediately due and payable in full.

         8. Acknowledgment of Default, Amounts Due and Maturity Date. Bank, Borrowers and Guarantors acknowledge that (a) the aggregate outstanding unpaid balance of the Indebtedness (including outstanding principal and accrued, unpaid interest but excluding the fees and charges owed hereunder or under the Loan Documents) as of May 15, 2001 is $1,928,196.70, of which $1,889,000 represents outstanding principal, and $39,196.75 represents accrued unpaid interest, with interest accruing thereafter at the rate of $498.49 per diem at the non-default rate of interest, and that reasonable attorney's fees and costs of collection are or will be owed under the Loan Documents, and (b) the Indebtedness has matured and is due and payable in full. Borrowers and Guarantors waive any and all rights to other notice of payment default or any other default, protest and notice of protest, dishonor, diligence in collecting and the bringing of suit or arbitration proceedings against any party, notice of intention to accelerate, notice of acceleration, demand for payment and any other notices whatsoever regarding the Loan Documents, and further waive any claims that any notices previously given are insufficient for any reason.

         9. Limitation on Interest. No provision of this Agreement, any of the Loan Documents, or any instrument evidencing or securing the Indebtedness, or otherwise relating to the indebtedness evidenced by the Loan Documents, shall require the payment or permit the collection, application or receipt of interest in excess of the maximum rate permitted by applicable state or federal law. If any excess of interest in such respect is herein or in any such other instrument provided for, or shall be adjudicated to be so provided for herein or in any such instrument, the provisions of this paragraph shall govern, and neither Borrowers nor any Guarantor nor their respective heirs, personal representatives, successors or assigns shall be obligated to pay the amount of such interest to the extent it is in excess of the amount permitted by applicable law. It is expressly stipulated and agreed to be the intent of Borrowers and Bank at all times to comply with the usury and other laws relating to the Loan Documents and any subsequent revisions, repeals or judicial interpretations thereof, to the extent applicable to the Loan Documents. In the event Bank ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the Indebtedness, and, if upon such application the principal balance of the Indebtedness are paid in full, any remaining excess shall be paid forthwith to Borrowers and the provisions of the Loan Documents and any demand or other charging document shall immediately be deemed reformed and the amounts thereafter collectible thereunder reduced,


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                             PNI TECHNOLOGIES, INC.


without the necessity of execution of any new document, so as to comply with the then applicable law, but so as otherwise to permit the recovery of the fullest amount called for thereunder. In determining whether or not the interest paid or payable under any specific contingency exceeds the maximum rate of interest allowed to be charged by applicable law, Borrowers and Bank shall, to the maximum extent permitted under applicable law, amortize, prorate, allocate and spread the total amount of interest throughout the entire term of the respective loan so that the amount or rate of interest charged for any and all periods of time during the term of the loan is to the greatest extent possible less than the maximum amount or rate of interest allowed to be charged by law during the relevant period of time. Notwithstanding any of the foregoing, if at any time applicable laws shall be changed so as to permit a higher rate or amount of interest to be charged than that permitted prior to such change, then unless prohibited by law, references in the Loan Documents to "applicable law" for purposes of determining the maximum interest or rate of interest that can be charged shall be deemed to refer to such applicable law as so amended to allow the greater amount or rate of interest.

         10. Representations and Warranties. In order to induce Bank to execute, deliver, and perform this Agreement, Borrowers and Guarantors warrant and represent to Bank that:

(a) this Agreement is not being made or entered into with the actual intent to hinder, delay, or defraud any entity or person;

(b) this Agreement is not intended by the parties to be a novation of the Loan Documents and, except as expressly modified herein, all terms, conditions, rights and obligations as set out in the Loan Documents are hereby reaffirmed and shall otherwise remain in full force and effect as originally written and agreed;

(c) no action or proceeding, including, without limitation, a voluntary or involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code, has been instituted by or threatened against either of the Borrowers or any Guarantors;

(d) the execution of this Agreement by Borrowers and Guarantors and the performance by Borrowers and Guarantors of their obligations hereunder will not violate or result in a breach or constitute a default under any agreements to which any of them is a party;

(e) all information which is material to understanding the present financial condition of the Borrowers or Guarantors which was provided by Borrowers and Guarantors to Bank prior to the date hereof, including, without limitation, all financial statements, balance sheets, and cash flow statements, was, at the date of delivery, to the best of Borrowers' and Guarantors' knowledge, true and correct in all material respects and was, except as disclosed to Bank, prepared in accordance with GAAP. Borrowers and Guarantors recognize and acknowledge that Bank is entering into this Agreement based in part on the financial information provided to Bank by each of them and that the truth and correctness of that financial information is a material inducement to Bank in entering into this Agreement. During the term of this Agreement, Borrowers and Guarantors agree to advise Bank


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                             PNI TECHNOLOGIES, INC.


promptly in writing of any and all new information, facts, or occurrences which would in any way materially supplement, contradict, or affect any financial statements, balance sheets, cash flow statements, or similar items furnished to Bank;

(f) this Agreement and the Loan Documents constitute the entire agreement among Bank, Guarantors and Borrowers with respect to this matter.

11. Waiver of Claims and Release. Borrowers and Guarantors warrant and represent to Bank that the Indebtedness is not subject to any credits, charges, claims, or rights of offset or deduction of any kind or character whatsoever. Borrowers and Guarantors hereby release and discharge Bank and its predecessors, successors, assigns, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries, and affiliates (collectively referred to as "Affiliates"), jointly and severally from any and all claims and causes of action, whether known or unknown and whether now existing or hereafter arising, that have at any time been owned, or that are hereafter owned, in tort or in contract by Borrowers or any Guarantors or subsidiaries and that arise out of any one or more circumstances or events that occurred prior to the date of this Agreement which Borrowers and Guarantors had, may have or claim to have against Bank or Affiliates. Moreover, Borrowers and Guarantors and subsidiaries, jointly and severally, waive any and all claims now or hereafter arising from or related to any delay by Bank or Affiliates in exercising any rights or remedies under the Loan Documents, including, without limitation, any delay in foreclosing any collateral securing any of the Indebtedness.

12.      Bankruptcy.

         (a) In entering into this Agreement, Borrowers, Guarantors and Bank hereby stipulate, acknowledge and agree that Bank gave up valuable rights and agreed to forbear from exercising legal remedies available to it in exchange for the promises, representations, acknowledgements and warranties of Borrower and Guarantor as contained herein and that Bank would not have entered into this Agreement but for such promises, representations, acknowledgements, agreements, and warranties, all of which have been accepted by Bank in good faith, the breach of which by Borrower or Guarantor in any way, at any time, now or in the future, would admittedly and confessedly constitute cause for dismissal of any such bankruptcy petition pursuant to 11 U.S.C. ss. 1112(b).

         (b) As additional consideration for Bank agreeing to forbear from immediately enforcing its rights and remedies under the Credit Agreement and in the Loan Documents, including but not limited to the institution of foreclosing proceedings, Borrowers and Guarantors agree that in the event a bankruptcy petition under any Chapter of the Bankruptcy Code (11 U.S.C. ss. 101, et seq.) is filed by or against Borrowers at any time after the execution of this Agreement, Bank shall be entitled to the immediate entry of an order from the appropriate bankruptcy court granting Bank complete relief from the automatic stay imposed by ss. 362 of the Bankruptcy Code (11 U.S.C. ss. 362) to exercise its foreclosure and other rights, including but not limited to obtaining a foreclosure judgement and foreclosure sale, upon the filing with the appropriate court of a motion for relief from the automatic stay with a copy of this Agreement attached thereto. Borrowers and Guarantors specifically agree (i) that upon filing a motion for relief from the automatic stay, Bank shall be entitled to relief from the stay without the necessity of an evidentiary hearing and without the necessity or requirement of the Bank to establish or prove the value of the Property, the lack of adequate protection of its interest in the Property, or lack of equity in the Property; (ii) that the lifting of the automatic stay hereunder by the appropriate bankruptcy court shall be deemed to be "for cause" pursuant to ss. 362(d)(1) of the Bankruptcy Code (11 U.S.C. ss. 362(d)(1)); and (iii) that Borrowers and Guarantors will not directly or indirectly oppose or otherwise defend against Bank's efforts to gain relief from the automatic stay. This provision is not intended to preclude Borrowers or Guarantors from filing for protection under any Chapter of the Bankruptcy Code. The remedies prescribed in this paragraph are not exclusive and shall not limit Bank's rights under


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                             PNI TECHNOLOGIES, INC.


                  the Loan Documents, this Agreement or under any law.

         (c) All of the above terms and conditions have been freely bargained for and are all supported by reasonable and adequate consideration and the provisions herein are material inducements for Bank entering into this Agreement.

13.      Miscellaneous.

         (a) This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one (1) agreement and any facsimile version of the signatures on the Agreement shall be deemed to be originals; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party to be charged.

         (b) Any future waiver, alteration, amendment or modification of any of the provisions of the Loan Documents or this Agreement shall not be valid or enforceable unless in writing and signed by all parties, it being expressly agreed that neither the Loan Documents, or this Agreement can be modified orally, by course of dealing or by implied agreement. Moreover, any delay by Bank in enforcing its rights after an event of default shall not be a release or waiver of the event of default and shall not be relied upon by the Borrowers or Guarantors as a release or waiver of the default.

         (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, legal representatives, and assigns.

         (d) The headings of paragraphs in this Agreement are for convenience of reference only and shall not in any way affect the interpretation or construction of this Agreement.

         (e) THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND FEDERAL LAW, AS APPLICABLE.

         (f) The warranties and representations of the parties in this Agreement shall survive the termination of this Agreement.

         (g) The terms and conditions set forth in this Agreement are the product of joint draftsmanship by all parties, each being represented by counsel, and any ambiguities in this Agreement or any documentation prepared pursuant to or in connection with this Agreement shall not be construed against any of the parties because of draftsmanship.

         (h) For purposes of this Agreement and the Loan Documents, the addresses for notice to Borrowers, Guarantors and Bank are as follows:


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                             PNI TECHNOLOGIES, INC.


                                    PARENT COMPANY:

                                    Mark H. Dunaway
                                    850 Center Way
                                    Norcross, Georgia 30071
                                    Fax:  770/582-3669

                                    BANK:

                                    Bank of America, N.A.
                                    C/o Mr. Michael Fey
                                    101 North Tryon Street, 13th Floor
                                    Charlotte, NC 28255
                                    Fax No. (704) 386-5856

         Notice shall be in writing, and shall be deemed to have been given (i) 72 hours after being sent by certified or registered mail, return receipt requested, postage prepaid and addressed as set forth above; or (ii) if by personal delivery (a) to Borrowers or Guarantors, when personally delivered to Borrowers or Guarantors or any other officer, partner, agent or employee of such Borrowers or Guarantors at its respective address set forth above, or (b) if to Bank, when personally delivered to an officer of the Commercial Bank Special Assets Department of Bank at the address set forth above or (iii) if by facsimile, upon transmission and receipt. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice has been received shall also constitute service of notice. Borrowers, Guarantors and Bank may change such address by sending written notice to the other in accordance with the foregoing; however, no written notice of change of address shall be effective until the date of receipt thereof. The parties hereto agree that any notice sent to the Borrowers or Guarantors shall be deemed notice to all general partners in the event that the Borrowers or Guarantors is a partnership.

         14. FINAL AGREEMENT. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR ORAL OR WRITTEN, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.


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
                             PNI TECHNOLOGIES, INC.


         EXECUTED under seal as of the Effective Date.

                                 BORROWERS

                                PNI TECHNOLOGIES, INC., a Georgia corporation (f/k/a Preferred Networks, Inc.)

                                By:    /s/ Mark H. Dunaway
                                      ----------------------------------------
                                Name:    Mark H. Dunaway
                                Title:    Chief Executive Officer


                                [CORPORATE SEAL]



                                PNI SYSTEMS, LLC, a Georgia limited liability company

                                By:    /s/ Mark H. Dunaway
                                      ----------------------------------------
                                Name:    Mark H. Dunaway
                                Title:    Chief Executive Officer of PNI
                                Technologies, Inc., Manager of PNI Systems, LLC


                                [CORPORATE SEAL]

                             PNI TECHNOLOGIES, INC.


                                   GUARANTORS

PNI SPECTRUM, LLC                                       HTB COMMUNICATIONS, INC.

By:      Preferred Networks, Inc., its
          Manager                                       By:    /s/ Mark H. Dunaway
                                                            ---------------------------------
                                                        Name:    Mark H. Dunaway
                                                        Title:   Chief Executive Officer
By:    /s/ Mark H. Dunaway (seal)
       -------------------------------
Name:    Mark H. Dunaway
Title:   Chief Executive Officer                        [CORPORATE SEAL]



PNI GEORGIA, INC.                                       M.P.C. DISTRIBUTORS, INC.

By:    /s/ Mark H. Dunaway                              By:    /s/ Mark H. Dunaway
   -----------------------------------                      ---------------------------------
Name:    Mark H. Dunaway                                Name:    Mark H. Dunaway
Title:   Chief Executive Officer                        Title:   Chief Executive Officer


[CORPORATE SEAL]                                        [CORPORATE SEAL]



MERCURY PAGING &                                        CUSTOM PAGE, INC.
COMMUNICATIONS, INC.

                                                        By:    /s/ Mark H. Dunaway
By:    /s/ Mark H. Dunaway                                     ------------------------------
       --------------------------                       Name:    Mark H. Dunaway
Name:    Mark H. Dunaway                                Title:    Chief Executive Officer
Title:    Chief Executive Officer

                                                        [CORPORATE SEAL]
[CORPORATE SEAL]

                             PNI TECHNOLOGIES, INC.


                                        LENDER

                                            BANK OF AMERICA, N.A.


                                            By:    /s/ Michael J Fey
                                               --------------------------------
                                            Name:    Michael J. Fey
                                            Title:    Vice President


                                            [BANK SEAL]